Exhibit 10.4

SECOND LOAN MODIFICATION AGREEMENT

This SECOND LOAN MODIFICATION AGREEMENT (the “Modification”) is entered into as of August 12, 2011, by and between the lender(s) (“Lender”) listed on Exhibit A (the “Loan Schedule”) and the borrower, and pledgor listed on the Loan Schedule.  References in this Modification to “Lender”, “Borrower”, and “Pledgor” shall be construed to mean and refer to each Lender, each Borrower, each Pledgor respectively, listed on the Loan Schedule.

PRELIMINARY STATEMENT

A.           In connection with the loan described on the Loan Schedule (the “Loan”), Borrower has entered into a loan agreement with Lender (such loan agreement, as previously amended, restated, supplemented, extended or renewed, including by the Prior Modification Agreement, the “Loan Agreement”).  The Loan Agreement, the promissory note evidencing the Loan, and the other documents and instruments currently evidencing and securing the Loan (all as previously amended, restated, supplemented, extended or renewed) are referred to collectively as the “Current Loan Documents.”  The Current Loan Documents, as modified by this Modification, are referred to as the “Loan Documents,” and references in the Current Loan Documents and this Modification to the “Loan Documents,” or any of them, shall be deemed to be a reference to such Loan Documents, as modified by this Modification.

B.           Borrower and Lender have previously entered into that certain Loan Modification Agreement dated February 14, 2011 (the “Prior Modification Agreement”).

C.           Capitalized terms used in this Modification and not otherwise defined in this Modification shall have the meanings given to those terms in the Loan Documents.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Preliminary Statement and Loan Schedule.  Borrower acknowledges the accuracy of the Preliminary Statement and the parties agree that the Preliminary Statement is a part of this Modification.  Borrower also acknowledges and agrees that the information set forth on the Loan Schedule is complete and correct.

2.           Definitions.  As used in this Modification, the following terms are defined as follows:

“Additional Site” means each of the properties described on Schedule 1.

“Additional Site Franchise Agreement” means the franchise agreement, license agreement, area development agreement, or other similar agreement granted by the party identified as the “Franchisor” on Schedule 1 for each Additional Site, as applicable (each, an “Additional Site Franchisor”) and relating to each Additional Site, which grants the franchisee the right to develop and operate such Additional Site as an Additional Site Permitted Concept, together with all amendments, extensions, supplements, and exhibits to any of those agreements, as in effect now or in the future.  References to “Additional Site Franchise Agreement” and “Additional Site Franchisor” are to the Franchise Agreement and Franchisor relating to each such Additional Site.

“Additional Site Mortgages” means, collectively, (a) the Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing dated of even date herewith by Summit Hospitality V, LLC, in favor of Lender, and encumbering certain real property located at 751 Skymarks Drive, Jacksonville, Florida 33218; (b) the Deed of Trust, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing dated of even date herewith by Summit Hospitality V, LLC, in favor of Lender, and encumbering certain real property located at 5455 Green Park Drive, Irving, Texas 75038; and (c) the Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing dated of even date herewith by Summit Hotel OP, LP, in favor of Lender, and encumbering certain real property located at 3300 Shoshone Street, Boise, Idaho 83705.

“Additional Site Owner” means the owner of the applicable Additional Site, as set forth on Schedule 1 hereto.

“Additional Site Parties” means each Additional Site Owner and Additional Site TRS Lessee.

“Additional Site Permitted Concept” means the permitted concept for each Additional Site as identified on Schedule 1.

“Additional Site Security Agreements” means, collectively, (a) the Security Agreement dated of even date herewith, by Summit Hotel 016, LLC, in favor of Lender; (b) the Security Agreement dated of even date herewith, by Summit Hotel 079, LLC, in favor of Lender; and (c) the Security Agreement dated of even date herewith, by Summit Hotel 081, LLC, in favor of Lender.

“Additional Site TRS Lessee” means each “Additional Site TRS Lessee” identified on Schedule 1 hereto.

“Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in Phoenix, Arizona or New York, New York.

“Collateral” means all real and personal property, tangible and intangible, as to which Lender is granted a Lien pursuant to any of the Loan Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of Lender, with references to the Collateral to include all or any portion of or interest in any of the Collateral.

“Credit Party” means Borrower, any guarantor of the Loan, and any party that pledges any Collateral for the Loan.

“Default” means any Event of Default and any event, occurrence, or circumstance that, with the passage of time or the giving of notice or both, would become an Event of Default.

“Event of Default” means any event, occurrence, or circumstance that is or would constitute a default under, or a specified Event of Default pursuant to, the terms of any of the Loan Documents.

“Lender Party” and “Lender Parties” means Lender, each affiliate of Lender, and each director, officer, employee, agent, trustee, representative, attorney, accountant, adviser, and consultant of or to Lender or any such affiliate.

“Obligations” means, with respect to any Borrower Party, all amounts, obligations, liabilities, covenants and duties of every type and description (including for the payment of money), owing by such Borrower Party to Lender, any other Lender Party or any Secured Swap Provider arising out of, under, or in connection with any Loan Document or any Related Agreement (as the same may be amended, restated, supplemented, extended or renewed from time to time), whether direct or indirect, absolute or contingent, due or to become due, liquidated or not, now existing or hereafter arising, however acquired, and whether or not evidenced by any instrument.

“Payment Day” means the first day of each calendar month.

“Rate Contract” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Secured Rate Contract” means any Rate Contract between Borrower and the counterparty thereto which has been provided or arranged by Lender or an Affiliate of Lender.

“Secured Swap Provider” means a Person with whom Borrower has entered into a Secured Rate Contract provided or arranged by Lender or an Affiliate of Lender, and any assignee thereof.

3.           Loan Balance.  Borrower acknowledges as correct the outstanding principal balance of the Loan and accrued and unpaid interest, as set forth on the Loan Schedule, as of the dates there stated.

4.           Modifications.  In addition to any and all other modifications made by this Modification, the Current Loan Documents are modified and supplemented as follows:

(a)           Definitions.  The following definitions contained in Section 1 of the Loan Agreement are hereby amended in their entirety to provide as follows:

“Loan Documents” means, collectively, this Agreement, the Note, the Mortgage, each Additional Site Mortgage, the Disbursement Agreement, the Environmental Indemnity Agreement, the TRS Security Agreement, the Lease Subordination Agreement, the Cross Agreement, the Management Agreement Assignment, the UCC-1 Financing Statements, the Authorization Regarding Information form previously delivered on behalf of the Borrower Parties to Lender and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same have been amended or may hereafter be amended from time to time.

(b)           Additional Definitions.  The following definitions are hereby added to Section 1 of the Loan Agreement:

“Additional Site Mortgages” means, collectively, (a) the Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing dated August 12, 2011 by Summit Hospitality V, LLC, in favor of Lender, and encumbering certain real property located at 751 Skymarks Drive, Jacksonville, Florida 33218; (b) the Deed of Trust, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing dated August 12, 2011 by Summit Hospitality V, LLC, in favor of Lender, and encumbering certain real property located at 5455 Green Park Drive, Irving, Texas 75038; and (c) the Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing dated August 12, 2011 by Summit Hotel OP, LP, in favor of Lender, and encumbering certain real property located at 3300 Shoshone Street, Boise, Idaho 83705.

(c)           Agreement to Terms of Additional Security Documents; Default.  Borrower hereby consents to the terms of the Additional Site Mortgages and the Additional Site Security Agreements, including without limitation, any provision of any such agreements that prohibit the transfer of any property encumbered by such agreements (including, without limitation, Section 3.9 of each Additional Site Mortgage).  It shall be an Event of Default under the Loan Agreement if Borrower or any Credit Party breaches the terms of this Modification, any Additional Site Owner breaches the terms of any Additional Site Mortgage, or any Additional Site TRS Lessee breaches any Additional Site Security Agreement.

(d)           Interest Rate Modification.  Effective from and after August 1, 2011 (such date, the “New Interest Rate Effective Date”), interest shall accrue on the unpaid principal balance of the Loan at a per annum rate equal to the Variable Rate.  Interest shall be computed on the basis of a 360-day year consisting of 12 consecutive 30-day months.  Borrower agrees to pay an effective rate of interest for the Loan that is the sum of (i) the interest rate for the Loan, as provided in this Modification; and (ii) any additional rate of interest resulting from any other charges or fees paid or to be paid by Borrower pursuant to any of the Loan Documents that are required, pursuant to applicable law, to be taken into account as interest or in the nature of interest.  BORROWER ACKNOWLEDGES AND AGREES THAT THE RATE OF INTEREST TO APPLY AFTER THE NEW INTEREST RATE EFFECTIVE DATE IS DIFFERENT FROM THE RATE OF INTEREST APPLICABLE TO THE LOAN PRIOR TO SUCH DATE.  Notwithstanding anything to the contrary in the Current Loan Documents, the following definitions shall control:

(i)           “Spread” means 3.50%.

(ii)           “Variable Rate” means (A) for the period commencing on the New Interest Rate Effective Date and continuing through the day immediately preceding the first monthly payment due date to occur after the New Interest Rate Effective Date, a rate per annum equal to the Variable Rate Base in effect on last day of the calendar month preceding the month in which the New Interest Rate Effective Date occurs plus the Spread; and (B) thereafter, a rate per annum equal to the Variable Rate Base in effect on the last Business Day of the month preceding a particular Variable Rate Set Date plus the Spread.  The Variable Rate so determined will be effective from, and including, such Variable Rate Set Date to, but not including, the next Variable Rate Set Date.

(iii)           “Variable Rate Base” means a rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the 90-day London Interbank Offered Rate as published in The Wall Street Journal.  If for any reason such rate is no longer published in The Wall Street Journal, Lender shall select such replacement index as Lender in its sole discretion determines most closely approximates such rate.

(iv)           “Variable Rate Set Date” means the first monthly payment due date to occur after the New Interest Rate Effective Date and each succeeding monthly payment due date thereafter.

(e)           Monthly Payment Amount.  Regular monthly payments (each, a “Monthly Payment”) will continue to be due and payable on the Payment Day during the term of the Note.  For each Monthly Payment due prior to September 1, 2011, such payment shall be in the amount calculated pursuant to the Note as in effect prior to this Modification.  Commencing with the Monthly Payment due September 1, 2011, each Monthly Payment will equal the level monthly payment of principal and interest required to fully amortize the unpaid principal balance of the Loan outstanding on a Reference Date over the then remaining Amortization Period, at an interest rate equal to the Variable Rate calculated as of (i) the New Interest Rate Effective Date in the case of the August 1, 2011 Reference Date and (ii) the last Business Day of the second month preceding such Reference Date in the case of each subsequent Reference Date.  The Monthly Payment amount so calculated will be in effect commencing with the first Payment Day following such Reference Date and for the next 11 Monthly Payments or through the Maturity Date, if the Maturity Date occurs during such period, with the Monthly Payment amount to be recalculated on each Reference Date.  If a particular Monthly Payment is insufficient to pay all of the accrued and unpaid interest as of due date for such Monthly Payment, then that portion of the accrued and unpaid interest in excess of the portion actually paid shall thereupon be added to the unpaid principal balance of the Loan and shall thereafter accrue interest at the Variable Rate.  On the Maturity Date, in addition to the required Monthly Payment, Borrower shall also pay the entire remaining unpaid balance of the Loan, if any, all accrued and unpaid interest, and any other amounts payable under this Modification and the other Loan Documents.  “Reference Date” means the New Interest Rate Effective Date and each anniversary of such date.  “Amortization Period” means the remainder of the amortization period provided pursuant to the Note as in effect prior to this Modification. BORROWER HEREBY SPECIFICALLY ACKNOWLEDGES AND AGREES THAT A SUBSTANTIAL PAYMENT WILL BE DUE ON THE MATURITY DATE, AS THE MONTHLY PAYMENTS DUE UNDER THIS MODIFICATION HAVE BEEN CALCULATED BASED ON AN AMORTIZATION PERIOD THAT EXCEEDS THE LOAN TERM; THEREFORE A MAJOR PORTION OF THE PRINCIPAL AMOUNT OF THE LOAN WILL NOT HAVE BEEN PAID THROUGH THE MONTHLY PAYMENTS.

(f)           Prepayments.  From and after August 1, 2011, the provisions of the Current Loan Documents regarding prepayments of principal are hereby amended to provide as follows:

(i)           Generally.  Unless otherwise expressly provided in the Loan Documents:  (A) prepayments must be made on a Payment Day (the “Permitted Prepayment Date”); (B) Borrower must give Lender at least 30 days’ prior written notice of the proposed prepayment; (C) the prepayment must be for the full outstanding principal balance of the Loan (except in the case of condemnation proceeds and awards being applied to the Obligations, in which case a partial prepayment will be permitted); and (D) the prepayment must be accompanied by payment to Lender of:  (1) interest on the prepaid principal through the Permitted Prepayment Date; (2) any and all other amounts due and payable with respect to the Loan; and (3) a Prepayment Fee in the amount described below.  SINCE PREPAYMENTS ARE ONLY PERMITTED ON PERMITTED PREPAYMENT DATES AND INTEREST ON THE PREPAYMENT AMOUNT MUST BE PAID THROUGH THE PERMITTED PREPAYMENT DATE, EVEN IF LENDER AGREES TO ACCEPT A PREPAYMENT ON A DATE OTHER THAN A PERMITTED PREPAYMENT DATE THERE WILL BE NO REDUCTION IN THE AMOUNT OF INTEREST REQUIRED TO BE PAID AS PROVIDED ABOVE AND, ACCORDINGLY, AS A FURTHER CONDITION TO THE PREPAYMENT AND IN ADDITION TO ALL OTHER AMOUNTS PAYABLE IN RESPECT OF SUCH PREPAYMENT, BORROWER WILL PAY TO LENDER THE AMOUNT OF INTEREST THAT WOULD HAVE ACCRUED, BUT FOR THE PREPAYMENT, FROM THE DATE OF PREPAYMENT TO THE NEXT PERMITTED PREPAYMENT DATE. Any other provision of the Loan Documents to the contrary notwithstanding, if prepayment occurs as a result of acceleration by Lender in exercise of Lender’s rights, then, in addition to any other amounts that Borrower may owe Lender, Borrower is also obligated to pay the Prepayment Fee.

(ii)           Prepayment Fee.  The “Prepayment Fee” will equal 2% of the amount prepaid, if made on or before August 1, 2012, and 1% of the amount prepaid, if made after August 1, 2012 but on or before August 1, 2013.

(g)           Additional Financial Covenant.  For avoidance of doubt, the Debt Service Coverage Ratio covenant set forth in Section 4(c) of the Prior Modification Agreement will continue to be applicable.  In addition, the “FCCR (Consolidated)” test set forth in Section 4(i) of the Prior Modification Agreement is hereby amended and replaced by the following:

(i)           Additional Financial Covenant.  Commencing with the TTM Period (defined below) ending December 31, 2011, and continuing until all Obligations under the Loan Documents are fully paid and performed, in addition to and not in limitation of, any financial covenants in the Current Loan Documents:

(i)           FCCR (Consolidated).  As measured for Borrower, the TRS Lessee and the Affiliates of Borrower listed on Exhibit B hereto (collectively, the “Designated Parties”) with respect to the operations of each of the hotel properties listed on Exhibit B (collectively, the “Designated Properties”) on the last day of each of Borrower’s fiscal quarters (or other period) listed in the chart below in this Section 4(g)(i) (each, a “Testing Date”), the Designated Parties must have a Combined FCCR equal to or greater than the ratio set forth in the chart below in this Section 4(g)(i). “Combined FCCR” means, with respect to the 12-month period of time (each, the “TTM Period”) immediately preceding each Testing Date, the ratio calculated for such period of time, each as determined in accordance with GAAP and calculated according to the Uniform System of Accounts for Hotels, of (i) the sum of the following for the Designated Properties:  net income, interest expense, income taxes, depreciation, amortization, management fees, replacement reserves, and Operating Lease Expenses, minus 4% of total room revenues as an assumed reserve for replacement (or actual reserve for replacement if greater) and 3% of total room revenues as an assumed management fee (or actual management fee if greater), plus or minus other non-cash adjustments or non-recurring items (as allowed by Lender), to (ii) the sum of the following for the Designated Properties:  Operating Lease Expenses, principal payments of long term debt, current portion of all Capital Leases, and interest expense for the TTM Period (excluding non-cash interest expense, amortization of non-cash financing expenses, and principal and interest payments on Loans that have been paid off in full; provided that if a loan designated on Exhibit B (each, a “Designated Loan”) has been partially paid off or refinanced, then an estimate of 12 months of principal and interest payments for the remaining unpaid portion, as determined by Lender in accordance with the applicable documents and instruments for the Designated Loan, shall be included in the computation of principal and interest payments for the purpose of determining the Combined FCCR.  If a Designated Property is released by Lender as collateral (including, for example, upon payment in full of the affected Designated Loan) the income and expenses of that Designated Property (as determined by Lender) will be excluded from the determination of the Combined FCCR.  The foregoing shall not obligate Lender to release any collateral or accept prepayments other than as provided in the Loan Documents and other applicable documents and instruments with respect to the Designated Loans.

Covenant	Trailing Twelve Months Ending	Covenant Level
Combined FCCR Covenant	December 31, 2011	1.00:1.00
Combined FCCR Covenant	March 31, 2012	1.00:1.00
Combined FCCR Covenant	June 30, 2012	1.05:1.00
Combined FCCR Covenant	September 30, 2012	1.15:1.00
Combined FCCR Covenant	December 31, 2012 and as of each fiscal quarter end thereafter	1.25:1.00

(ii)           Definitions.  The following terms used in Section 4(g)(i) of this Modification shall have the following meanings:

“Capital Lease” means, with respect to any person or entity, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such person or entity as lessee that has been or should be accounted for as a capital lease on a balance sheet of such person or entity prepared in accordance with GAAP.

“Operating Lease Expenses” means all payments and expenses incurred by Borrower, the TRS Lessee or the applicable Designated Party with respect to each operating lease during the period of determination, all determined in accordance with GAAP.

(h)           Additional Site Franchise Agreement.  Borrower will comply with and perform, and will cause to be complied with and performed, on a timely basis all of the franchisee’s obligations under the Additional Site Franchise Agreements for the Additional Sites, and will give Lender prompt written notice of the occurrence of any default by Borrower, any Additional Site Party, any other Credit Party or the Additional Site Franchisor under any Additional Site Franchise Agreement for the Additional Sites and of any notice of default given to Borrower, any Additional Site Party, or any other Credit Party by the Additional Site Franchisor.  Borrower will also give Lender prompt written notice of any bankruptcy or similar filing by or against the Additional Site Franchisor of which Borrower has knowledge.  Borrower will send Lender copies of all notices given by Borrower, any Additional Site Party, or any other Credit Party to the Additional Site Franchisor concurrently with the giving of such notices to the Additional Site Franchisor.  Borrower will keep and will cause to be kept the Additional Site Franchise Agreement in full force and effect and will exercise and cause to be exercised all available options such that the term of the Additional Site Franchise Agreement, as so extended, will not expire prior to the maturity dates of the Designated Loans.  If an event of default shall occur with respect to any Additional Site Franchise Agreement, it shall constitute an Event of Default under each Loan Agreement.

(i)           Property Covenants.  Borrower and each Credit Party shall cause each Additional Site to comply with all covenants and agreements set forth in the Loan Agreement and Loan Documents, as if such Additional Sites constituted the “Premises” as defined in the Loan Agreement, including, without limitation, all requirements regarding insurance, payment of taxes and impositions, maintenance of the property, maintenance of any licenses or permits, and compliance with laws.

(j)           Flood Insurance.  Within 45 days after written notice from Lender to Borrower that a particular Additional Site that is subject to a mortgage, deed of trust, or similar real property lien, is located in a Special Flood Hazard Area designated by the Federal Emergency Management Administration, Borrower shall provide flood insurance coverage sufficient to rebuild or replace the building, equipment and improvements in an amount equal to the maximum amount of coverage available under the National Flood Insurance Program with a deductible not to exceed $50,000.

WARNING

Unless you (Borrower) provide us (Lender) with evidence of insurance coverage as required by our Loan Agreement, we may purchase insurance at your expense to protect our interest. This insurance may, but need not, also protect your interest.  If the collateral becomes damaged, the coverage we purchase may not pay any claim you make or any claim made against you.  You may later cancel this coverage by providing evidence that you obtained property coverage elsewhere.  You are responsible for the cost of any insurance purchased by us.  The cost of this insurance may be added to your contract or loan balance.  If the cost is added to your contract or loan balance, the interest rate on the underlying contract or loan will apply to this added amount.  The effective date of coverage may be the date your prior coverage lapsed or the date you failed to provide proof of coverage.  The coverage we purchase may be considerably more expensive than insurance you can obtain on your own and may not satisfy any need for property damage coverage or any mandatory liability insurance imposed by applicable law.

(k)           Agreement to Pay Effective Rate of Interest.  Borrower agrees to pay an effective rate of interest on each Loan that is the sum of (i) the interest rate provided in the Loan Documents for such Loan; and (ii) any additional rate of interest resulting from any other charges or fees paid or to be paid by Borrower pursuant to any of the Loan Documents that are required, pursuant to applicable law, to be taken into account as interest or in the nature of interest.

(l)           Waiver of Financial Covenant.  To the extent that the Designated Parties (as defined in the Prior Modification Agreement) were not in compliance with the “Combined FCCR” (as defined in the Prior Modification Agreement) as of July 31, 2011, Lender hereby waives the Event of Default that would arise as a result of such failure to comply.  The foregoing waiver is limited solely to the testing of such Combined FCCR as of July 31, 2011, and does not apply to the Combined FCCR as tested as of any other date.  Lender is not obligated to waive any other Default or Event of Default as a result of granting the waiver provided herein.

5.           Release of Additional Sites.  Lender agrees to release the lien of any Additional Site Mortgage in favor of Lender securing the Obligations from any Additional Site, subject to the following terms and conditions:

(a)           No Default or Event of Default shall be continuing at the time of such release, or would arise from such release;

(b)           Both before the release, and after giving effect to the release (on a pro forma basis), of the applicable Additional Site, the Borrower Parties shall be and remain in compliance with all terms of the Loan Documents;

(c)           The Combined FCCR determined both (i) as of the most recent Testing Date for the 12 months ending on such date and (ii) as of each of the three Testing Dates immediately preceding the most recent Testing Date for the 12 months ending on each such dates (which, in each case, shall be re-calculated by excluding the Additional Site to be released from such calculation) shall not be less than 1.30:1; and

(d)           Borrower shall have paid all fees and costs incurred by Lender with respect to such release, including, without limitation, legal fees and escrow fees.

6.           Borrower Representations and Warranties.  As additional consideration to and inducement for Lender to enter into this Modification, Borrower represents and warrants to and covenants with Lender as follows:

(a)           Representations and Warranties.  Each and all representations and warranties of Borrower in the Current Loan Documents and this Modification are and will continue to be accurate, complete and correct as of the date set forth above, will continue to be true, complete and correct as of the consummation of the modifications contemplated by this Modification, and will survive such consummation.

(b)           No Defaults.  Borrower is not in default under any of the Loan Documents, nor has any event or circumstance occurred that is continuing that, with the giving of notice or the passage of time, or both, would be a Default or an Event of Default by Borrower under any of the Loan Documents.

(c)           No Material Changes.  There has been no material adverse change in the financial condition of Borrower or any other person whose financial statement has been delivered to Lender in connection with the Loan from the most recent financial statement received by Lender from Borrower or such other persons.

(d)           No Conflicts; No Consents Required.  Neither execution nor delivery of this Modification nor compliance with the terms and provisions hereof will conflict with, or result in a breach of the terms or conditions of, or constitute a Default or an Event of Default under, any agreement or instrument to which Borrower is a party or by which Borrower may be bound.  No consents, approvals or authorizations are required for the execution and delivery of this Modification by Borrower or for Borrower’s compliance with its terms and provisions.

(e)           Claims and Defenses.  Borrower has no claims, counterclaims, defenses, or set-offs with respect to the Loan or the Loan Documents.  Lender and its predecessors in interest have performed all of their obligations under the Loan Documents, and Borrower has no defenses, offsets, counterclaims, claims or demands of any nature which can be asserted against Lender or its predecessors in interest for damages or to reduce or eliminate all or any part of the obligations of Borrower under the Loan Documents.

(f)           Validity.  This Modification and the other Loan Documents are and will continue to be the legal, valid and binding obligations of Borrower and each other Borrower Party, enforceable against Borrower and each other Borrower Party in accordance with their terms.

(g)           Valid Existence, Execution and Delivery, and Due Authorization.  Borrower validly exists under the laws of the State of its formation or organization and has the requisite power and authority to execute, deliver, and perform this Modification and the other Loan Documents.  The execution, delivery, and performance by Borrower of this Modification and the other Loan Documents have been duly authorized by all requisite action by or on behalf of Borrower.  This Modification has been duly executed and delivered on behalf of Borrower.

(h)           No Duress.  Borrower has executed this Modification as a free and voluntary act, without any duress, coercion or undue influence exerted by or on behalf of Lender or any other party.

(i)           Administrative, Criminal and Governmental Matters and Investigations.  There are no administrative or criminal matters or investigations, government investigations or audits, or other similar matters currently pending or, to the best of Borrower’s knowledge, threatened that involve any Borrower Party or Additional Site Party nor has any Borrower Party or Additional Site Party been involved in any such matters within the past seven years which has not been dismissed or could reasonably be expected to have a material adverse effect on Borrower, Borrower Parties or Additional Site Party or the Property or any Additional Site.

(j)           Bankruptcy and Similar Matters. There are no bankruptcy, insolvency, or similar proceeding currently pending or, to the best of Borrower’s knowledge, threatened that involve any Borrower Party or Additional Site Party.  During the past seven years:  (i) no assets of any Borrower Party or Additional Site Party have been the subject of any foreclosure or similar proceeding or been transferred by deed in lieu; (ii) no Borrower Party or Additional Site Party has filed (or had filed against such Borrower Party or Additional Site Party) a petition under the United States Bankruptcy Code or obtained a discharge of its debts under the United States Bankruptcy Code; and (iii) no Person that is a principal officer, executive, member, manager or shareholder of a Borrower Party or Additional Site Party held a similar position in an entity that, during the time such Person held such position or within one year after leaving such position, filed (or had filed against it) a petition under the United States Bankruptcy Code or that obtained a discharge of its debts under the United States Bankruptcy Code.

(k)           Solvency.  Both before and immediately after the consummation of the transactions described in this Modification and after giving effect to such transactions, (i) the value of the assets of the Additional Site Parties (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of the Additional Site Parties; (ii) the Additional Site Parties are able to pay all of its liabilities as such liabilities mature; and (iii) the Additional Site Parties do not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(l)           Additional Site Franchise Agreement and Management Agreement.  Borrower has delivered to Lender a true, correct and complete copy of the Additional Site Franchise Agreement and the Management Agreement for each Additional Site.  Except as disclosed in writing by Borrower to Lender, each such Additional Site Franchise Agreement and Management Agreement is in full force and effect.  Except as disclosed in writing by Borrower to Lender, no notice of default from the Additional Site Franchisor with respect to the obligations of the franchisee under the Additional Site Franchise Agreement or from the Manager with respect to the obligations of the property owner under the Management Agreement has been received by Borrower or any other Borrower Party that has not been cured and no notice of default to such Additional Site Franchisor or Manager has been given under the Additional Site Franchise Agreement or the Management Agreement that has not been cured.  To the best of Borrower’s knowledge, no event has occurred and no condition exists that, with the giving of notice or the lapse of time or both, would constitute a default under the Additional Site Franchise Agreement or the Management Agreement.  Except as disclosed in writing by Borrower to Lender, Borrower is not subject to any “performance improvement plan” or similar requirements under the Additional Site Franchise Agreement or the Management Agreement or if Borrower is subject to such a performance improvement plan, the requirements thereof have been fully disclosed to Lender, including the expense, required reserves, and other requirements.  Except as disclosed in writing to Lender prior to the date of this Modification, neither the Additional Site Franchise Agreement nor the Management Agreement contain any rights of first refusal or other options in favor of the Additional Site Franchisor or management company to acquire any property of Borrower.

(m)           Information.  All information provided to Lender by either Borrower, any Additional Site Party or any other Borrower Party in furtherance of the transactions contemplated by this Modification or in or accompanying any loan application, Financial Statement (other than financial projections), certificate, or other document, and all other information delivered by or on behalf of Borrower, any Additional Site Party or any other Borrower Party to Lender in entering into this Modification (collectively, the “Information”) is correct and complete in all material respects as of the date of such Information, and there are no omissions in any of the Information that result in any of the Information being materially incomplete, incorrect, or misleading as of the date of such Information.  Borrower acknowledges that Lender is relying on the Information in entering into this Modification.  Neither Borrower, any Additional Site Party nor any other Borrower Party has any knowledge of any material change in any of the Information that has not been disclosed to Lender in writing on or before the closing of the transactions described herein.  All financial statements (other than financial projections) included in the Information were prepared in accordance with GAAP and accurately present the financial condition of Borrower, any Additional Site Party and each other Borrower Party, respectively.

(n)           No Plan Assets.  Neither Borrower, any Additional Site Party nor any other Borrower Party is an “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), subject to Title I of ERISA, and none of the assets of Borrower, any Additional Site Party or any other Borrower Party constitutes or shall constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.  In addition, (i) neither Borrower, any Additional Site Party nor any other Borrower Party is a “governmental plan” within the meaning of Section 3(32) of ERISA and (ii) transactions by or with Borrower, any Additional Site Party or any other Borrower Party are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code, as amended, and the regulations promulgated thereunder from time to time, which prohibit or otherwise restrict the transactions contemplated by this Modification.

7.           Ratification of Current Loan Documents and Collateral.  The Current Loan Documents, as modified by this Modification, are ratified and affirmed by Borrower and shall remain in full force and effect.  Except to the extent, if any, specifically provided for in this Modification: (a) the liens of Lender on and security interests in the Collateral shall continue in full force and effect and none of the Collateral is or shall be released from such liens and security interests; and (b) this Modification shall not constitute a waiver of any rights or remedies of Lender in respect of the Loan Documents.

8.           Post-Closing Obligations.  Borrower shall cause the following to occur:

(a)           Hotel Comfort Letters.  Not later than 60 days after the date of this Modification, Borrower shall provide to Lender a comfort letter from (a) each Additional Site Franchisor with respect to the Additional Sites, and (b) the Franchisor (as defined in the Loan Agreement) with respect to the Franchise Agreement (as defined in the Loan Agreement) that is acceptable to Lender, in Lender’s sole and absolute discretion.

(b)           Florida Room Allocation.  Not later than 30 days after the date of this Modification, Borrower shall provide Lender with evidence reasonably acceptable to Lender that not less than 136 hotel rooms for the Additional Site located at 751 Skymarks Drive, Jacksonville, Florida have been duly allocated to such property pursuant to a Development of Regional Impact Order approved under City of Jacksonville, Florida, Resolution No. 90-1104-559, as modified by Resolution No. 93-127-041, Resolution No. 94-1142-355, Resolution No. 96-1008-391, and Resolution No. 2003-1534-B (collectively, the “DRI”), and a Planned Unit Development approved under City of Jacksonville Ordinance No. 90-945-576, as amended by Ordinance No. 94-1115-762, Ordinance No. 2003-1494-E, and Ordinance No. 2003-1534 (the “PUD:”).

(c)           RAMCO Subordination.  Borrower will use commercially reasonable efforts to obtain not later than 30 days after the date of this Modification, a subordination of certain repurchase rights in favor of RAMCO River City, Inc., and affecting the real property located at 751 Skymarks Drive, Jacksonville, Florida, which subordination agreement must be acceptable to Lender.

9.           Pledgor Provisions.

(a)           Agreement and Consent; Reaffirmation; and Acknowledgement.  Pledgor consents and agrees to the terms and conditions of this Modification; and reaffirms the security agreement (the “Security Agreement”) by Pledgor and confirms and agrees that, notwithstanding this Modification and consummation of the transactions contemplated thereby, the Security Agreement and all of Pledgor’s covenants, obligations, agreements, waivers, and liabilities set forth in the Security Agreement continue in full force and effect in accordance with their terms with respect to the obligations guaranteed, modified only to the extent that the guaranteed obligations are modified by this Modification.

(b)           Representations and Warranties.  Pledgor represents and warrants to Lender that:  (i) there has been no material adverse change in the financial condition of Pledgor from the most recent financial statement received by Lender from Pledgor; (ii) each and all representations and warranties of Pledgor in the Current Loan Documents are and will continue to be accurate, complete and correct; (iii) neither execution nor delivery of this Modification nor fulfillment of or compliance with the terms and provisions hereof will conflict with, or result in a breach of the terms or conditions of, or constitute a Default under, any agreement or instrument to which Pledgor is a party or by which Pledgor may be bound; (iv) no consents, approvals or authorizations are required for the execution and delivery of this Modification by Pledgor or for Pledgor’s compliance with its terms and provisions; (v) Pledgor has no claims, counterclaims, defenses, or offsets against Lender or its predecessors in interest or with respect to any of its obligations or other liabilities under the Security Agreement as a result of this Modifications or otherwise, any such claims, counterclaims, defenses or offsets being hereby waived and released; (vi) Pledgor has executed this Modification as a free and voluntary act, without any duress, coercion or undue influence exerted by or on behalf of Lender or any other party; (vii) this Modification is the legal, valid and binding agreement of Pledgor and is enforceable against Pledgor in accordance with its terms; and (viii) Pledgor has the full power, authority, capacity and legal right to execute and deliver this Modification and, with respect to each Pledgor that is an entity, the parties executing this Modification on behalf of such Pledgor are fully authorized and directed to execute the same to on behalf of and to bind such Pledgor.

10.           Fees and Costs.  At the time Borrower executes and delivers this Modification, Borrower will pay to Lender, in addition to any other amounts required to be paid to Lender pursuant to this Modification:  (a) all out of pocket expenses incurred by Lender or any of its affiliates in connection with this Modification, including reasonable attorneys’ fees; (b) a documentation fee of $1,000, to compensate Lender for the reasonable cost of reviewing and processing the transaction and matters contemplated by this Modification; (c) a modification fee in the amount equal to 25 basis points multiplied by the outstanding principal balance of the Loan, as determined by Lender as of the effectiveness of this Modification; and (d) any other outstanding and unpaid fees and costs due from Borrower.

11.           Conditions Precedent.  The obligations of Lender to consummate the transactions and other matters contemplated by this Modification and the effectiveness of this Modification are subject to the satisfaction of each of the conditions precedent listed in this Section 11 and such other conditions as are specified elsewhere in this Modification (collectively, the “Conditions”), in Lender’s sole and absolute discretion, unless Lender, in its sole and absolute discretion, waives satisfaction of a particular Condition in writing.  Upon satisfaction or waiver of all Conditions, Lender will execute and deliver the Modification to Borrower, whereupon the Modification shall become effective:

(a)           Borrower Performance.  Borrower and Pledgor have duly executed and delivered this Modification and Borrower has paid all fees and other amounts and performed all obligations required under this Modification to be paid and performed contemporaneously with the execution and delivery of this Modification.

(b)           Representations and Warranties.  The representations and warranties of Borrower and Pledgor contained in this Modification and any other document or instrument expressly contemplated by this Modification shall be true and correct in all material respects.

(c)           Existence and Authority.  If requested by Lender, Borrower shall have provided Lender with evidence that Borrower, each Additional Site Party and any Pledgor are in good standing under the laws of their state of formation and in each state in which any collateral for the Loan is located and that the person or persons executing this Modification on behalf of Borrower and any Pledgor are duly authorized to do so.

(d)           Lien Priority.  Lender shall have received such UCC search results, title reports, title insurance policies, and title insurance endorsements as Lender shall reasonably require evidencing the continuing first priority of all of Lender’s liens in the Collateral (including the New Collateral).

(e)           Insurance.  Borrower shall have provided Lender with evidence satisfactory to Lender that all insurance required by the Loan Documents is in full force and effect and covers the Additional Sites.

(f)           Payment of Costs, Expenses, and Fees.  All costs, expenses, and fees to be paid by Borrower as provided in this Modification shall have been paid in full.

(g)           No Default.  No event or circumstance shall have occurred that is continuing, that, with the giving of notice or the passage of time, or both, would be a Default or an Event of Default under any of the Loan Documents.

(h)           New Collateral.  Lender shall have received a first priority lien on and security interest in all real and personal property located on or associated with the Additional Sites (the “New Collateral”) to further secure payment and performance of all Obligations.  In that connection:  (i) Lender shall have completed its due diligence review of the New Collateral and the results shall be satisfactory to Lender in its sole and absolute discretion; (ii) Borrower shall have delivered to Lender such mortgages, deeds of trust, security agreements, pledges, and other documents as Lender may require, in form acceptable to Lender, in its sole and absolute discretion, granting to Lender a lien and security interest in the New Collateral, with each such document upon execution, to be deemed to be one of the Loan Documents; and (iii) all such documents and related UCC financing statements shall have been properly filed or recorded in the appropriate governmental recording office, as required by Lender.  The New Collateral shall be considered part of the Collateral for all purposes under the Loan Documents. In addition, all documents to transfer fee title to the site at 3300 Shoshone Street, Boise, Idaho 83705 to Summit Hotel OP, LP, must be received by Lawyers Title, as escrow agent, and all conditions to recording such deed shall have been satisfied.

(i)           Additional Security Interest.  Each Additional Site TRS Lessee shall have granted to Lender a first priority perfected security interest in all of its assets in a form satisfactory to Lender and subordinated any lease thereon to Lender’s lien on such Additional Site.

(j)           Management Agreement.  Lender shall have received a subordination of any management agreements affecting any Additional Sites (or at Lender’s option, an amendment to any existing subordination of management agreement confirming that the Additional Sites are included in such subordination), satisfactory to Lender in its sole and absolute discretion.

(k)           Title Insurance. Lender shall have received such title insurance policies insuring the first priority lien of Lender in and to the Additional Sites pursuant to the Additional Site Mortgages, with such endorsements as are required by Lender, all of which must be acceptable to Lender in its sole and absolute discretion.

(l)           Letter of Intent.  Lender shall have received such other items as set forth in the Letter of Intent by Lender to Borrower for this modification.

(m)           Franchise Agreement.  Lender shall have received any franchise or license agreements affecting the Additional Sites, and to the extent requested by Lender, such comfort letters from the franchisor for each Additional Site, all acceptable to Lender in its sole and absolute discretion.

(n)           Other Modifications.  Lender and the Designated Parties shall have entered into modification agreements with respect to the Designated Loans concurrently with the closing of this Modification, which shall be acceptable to Lender.

If all of the foregoing conditions are not satisfied by August 15, 2011, then unless otherwise agreed by Lender in its sole discretion, this Modification will not be effective or binding on Lender.

12.           Descriptions not Limiting.  The description of the Loan Documents contained in this Modification is for informational and convenience purposes only and shall not be deemed to limit, imply or modify the terms or otherwise affect the Loan Documents.  The description in this Modification of the specific rights of Lender shall not be deemed to limit or exclude any other rights to which Lender may now be or may hereafter become entitled to under the Loan Documents at law, in equity or otherwise.

13.           Release.  Each of the Borrower Parties fully, finally and forever release and discharges each of the Lender Parties from any and all actions, causes of action, claims, debts, demands, liabilities, obligations and suits, of whatever kind or nature, in law or equity, that any of the Borrower Parties has or in the future may have, whether known or unknown, against any of the Lender Parties:  (a) in respect of the Loan, this Modification, the other Loan Documents or the actions or omissions of Lender or any of the other Lender Parties in respect of the Loan or the Loan Documents; and with respect to the foregoing matters described in this clause (a), arising from events occurring prior to the date of this Modification; or (b) relating to the making, validity, or enforceability of the Loan Documents, including this Modification.  FURTHER, RELEASING PARTY EXPRESSLY WAIVES ANY PROVISION OF STATUTORY OR DECISIONAL LAW TO THE EFFECT THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN SUCH PARTY’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY SUCH PARTY, MUST HAVE MATERIALLY AFFECTED SUCH PARTY’S SETTLEMENT WITH THE RELEASED PARTIES, INCLUDING PROVISIONS SIMILAR TO SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH PROVIDES:  “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

14.           Receivers.  Upon the occurrence, and during the continuance of an Event of Default under any of the Loan Documents, Lender may seek and obtain the appointment of a court-appointed receiver, regardless of the adequacy of Lender’s security, and each Borrower Party irrevocably consents to the appointment of such receiver.  Any action or proceeding to obtain the appointment of a receiver may be brought any state or federal court having jurisdiction over such Borrower Party or the Collateral, and each Borrower Party hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.  Each Borrower Party hereby agrees that (a) the receiver may enter upon and take possession and control of the Collateral and shall perform all acts necessary and appropriate to implement the order appointing such receiver; (b) the receiver shall have access to the books and records used in the operation and maintenance of such Borrower Party’s business or the Collateral; and (c) Lender shall not be liable to any Borrower Party, or anyone claiming under or through any Borrower Party by reason of the appointment of a receiver or receiver’s actions or failure to act.

15.           Inspections.  Borrower and each other Borrower Party shall, during normal business hours and upon reasonable advance notice (unless a Default shall have occurred and be continuing, in which event no notice shall be required and Lender shall have access at any and all times), (a) provide access to each property owned, leased, or controlled by Borrower or such other Borrower Party to the Lender Parties, as frequently as Lender reasonably determines to be appropriate; (b) permit the Lender Parties to inspect, audit and make extracts and copies (or take originals if reasonably necessary) from all of Borrower’s and such Borrower Party’s Books and Records; and (c) permit the Lender Parties to inspect, review, evaluate and make physical verifications and appraisals of the Collateral in any manner and through any medium that Lender reasonably considers advisable, and, in each such case, Borrower and each other Borrower Party agrees to render to the Lender Parties, at Borrower’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto.

16.           Limitation of Liability for Certain Damages.  In no event shall Lender or any other Lender Party be liable to Borrower or any other Borrower Party on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  BORROWER AND EACH OTHER BORROWER PARTY HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

17.           Governing Law.  THE LAWS OF THE STATE OF ARIZONA (AS IT RELATES TO ANY LOAN AND AS LIMITED THEREIN) SHALL GOVERN ALL MATTERS ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS MODIFICATION, INCLUDING ITS VALIDITY, INTERPRETATION, CONSTRUCTION, PERFORMANCE AND ENFORCEMENT.

18.           Jurisdiction and Service of Process.  Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of Arizona located in Maricopa County or of the United States for the District of Arizona, sitting in Phoenix, Arizona, and Borrower and each other Credit Party unconditionally accepts, for itself and in respect of its property, the jurisdiction of the aforesaid courts; provided, however, that nothing in this Modification shall limit or restrict the right of Lender to commence any proceeding in the federal or state courts located in the state in which the Site is located to the extent Lender deems such proceeding necessary or advisable to exercise remedies available under any Loan Document.  Lender, Borrower and each other Credit Party irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.  Each of Borrower and the other Credit Parties (a) irrevocably waives personal service of any and all legal process, summons, notices and other documents of any kind; (b) consents to such service in any suit, action or proceeding brought in the United States by any means permitted by Applicable Law, including by the mailing thereof to the address of Borrower specified on the signature page hereto; and (c) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

19.           WAIVER OF JURY TRIAL.  LENDER AND EACH BORROWER PARTY, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS MODIFICATION, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

20.           Authorization to Disclose.  Each Borrower Party authorizes its banks, creditors (including trade creditors), vendors, suppliers, customers, and franchisors to disclose and release to the Lender Parties any and all information they may request from time to time regarding (a) any depository, loan or other credit account of such Borrower Party; (b) the status of each franchise agreement; (c) the affairs and financial condition of such Borrower Party; and (d) such Borrower Party’s business operations.  Each Borrower Party expressly authorizes the Lender Parties to perform background, credit, judgment, lien and other checks, searches, inspections and investigations and to obtain personal and business credit reports and asset reports with respect to such Borrower Party and to answer questions about their credit experience with such Borrower Party.  The information obtained by the Lender Parties pursuant to this Section, together with all other information which any of the Lender Parties now possess or in the future may acquire with respect to any Borrower Party, the Collateral, or the business operations of any Borrower Party, is referred to as the “Borrower Party Information.”

21.           Permitted Disclosures.  Each Borrower Party authorizes Lender to disclose Borrower Party Information as follows:  (a) to each franchisor or licensor of a Borrower Party, upon written request by such franchisor or licensor (but only during the continuation of a Default or Event of Default); (b) to any proposed transferee, purchaser, assignee, servicer, participant, lender, investor, ratings agency, or other individual or entity with respect to any proposed sale, assignment, or other transfer by Lender of any of its rights in the Loan Documents, including servicing rights, or sale or other disposition of any of the Collateral; (c) to any affiliate of Lender or any insurance or title company in connection with the transactions contemplated by the Loan Documents, including any action, suit, or proceeding arising out of, in connection with, or relating to, this Modification and the other Loan Documents, the Loan, or any other transaction contemplated hereby, including in connection with the exercise of Lender’s rights and remedies; (d) to the extent such information is or becomes available to Lender from sources not known by Lender to be subject to disclosure restrictions; (e) to the extent disclosure is required by applicable law or other legal process or is requested or demanded by any governmental authority; and (f) as may otherwise be authorized in writing by such Borrower Party.  Each Borrower Party agrees that the disclosures permitted by this Section and any other disclosures of Borrower Party Information authorized pursuant to any of the Loan Documents may be made even though any such disclosure may involve the transmission or other communication of Borrower Party Information from the nation of residence or domicile of such Borrower Party to another country or jurisdiction, and each Borrower Party waives the provisions of any data privacy law, rule, or regulation of any applicable governmental authority that would otherwise apply to the disclosures authorized in this Section.

22.           Miscellaneous.

(a)           Notices.  All notices, demands, requests, directions and other communications (collectively, “Notices”) required or expressly authorized to be made by the Loan Documents will be written and addressed (a) if to Borrower or any other Borrower Party, to the address set forth for Borrower or such other Borrower Party on signature page hereto or such other address as shall be notified in writing to Lender after the date hereof; and (b) if to Lender, at the address set forth for Lender on the signature page hereto or such other address as shall be notified in writing to Borrower after the date hereof.  Notices may be given by hand delivery; by overnight delivery service, freight prepaid; or by U.S. mail, postage paid.  Notices given as described above shall be effective and be deemed to have been received (x) upon personal delivery to a responsible individual at Lender’s business office in Scottsdale, Arizona, if the Notice is given by hand delivery; (y) one Business Day after delivery to an overnight delivery service, if the Notice is given by overnight delivery service; and (z) two Business Days following deposit in the U.S. mail, if the Notice is given by U.S. mail.

(b)           Effect of Waivers and Consents.  Lender’s consent to or waiver of any matter shall not be deemed a consent to or waiver of the same or any other matter on any future occasion.  No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege pursuant to any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege pursuant to any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  No course of dealing between any Credit Party, any Affiliate of any Credit Party, and Lender shall be effective to amend, modify or discharge any provision of any Loan Document.

(c)           Time of the Essence.  Time is of the essence in this Modification.

(d)           Binding Effect.  This Modification shall be binding upon, and inure to the benefit of Lender, each Borrower Party, and their respective successors, assigns, heirs and personal representatives.

(e)           Further Assurances.  Each Borrower Party shall execute, acknowledge (as appropriate) and deliver to Lender such additional agreements, documents and instruments as reasonably required by Lender to carry out the intent of this Modification.

(f)           Document Execution; Counterparts; Electronic Transmissions.  Anything in the Current Loan Documents to the contrary notwithstanding:

(i)           Counterparts.  This Modification, as well as any other Loan Document, may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Except as provided in clause (ii) below, an executed signature page of this Modification or any other Loan Document that is an Electronic Transmission shall be as effective as delivery of a manually executed counterpart thereof.

(ii)           When Electronic Transmissions Authorized.  Lender and the Credit Parties may (but are not required to) to transmit or otherwise make or communicate any Loan Document as an Electronic Transmission, other than the following, each of which shall require a live pen and ink original:  (i) any Loan Document to be filed or recorded with a governmental authority; and (ii) any other Loan Document that Lender, in its sole and absolute discretion and in its instructions to Borrower or any other Credit Party, specifies must be a live pen and ink original, which instructions may also provide that Lender will accept signature pages as an Electronic Transmission in order to close the Loan, provided that live pen and ink signature pages are delivered to Lender within the time period specified by Lender in the instructions, with Lender being entitled, upon written notice to Borrower or such other Credit Party, to treat such Credit Party’s failure to deliver the required live pen and ink signature pages within the specified time period as an Event of Default for which Borrower shall have a five-day cure period.  “Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or any system used to receive or transmit faxes electronically.

(iii)           Effectiveness of Electronic Transmissions.  Subject to the provisions of clause (ii) above, Lender and the Borrower Parties agree: (A) that a Loan Document that is the subject of an Electronic Transmission, including a party’s signature on such Loan Document, shall be deemed sufficient to satisfy any requirement for a “writing,” “authentication,” or “signature” pursuant to any provision of any of the Loan Documents or applicable law; (B) each such Electronic Transmission shall, for all intents and purposes, have the same effect and weight as a signed paper original; and (C) not to contest the validity or enforceability of any Loan Document that is the subject of an Electronic Transmission under the provisions of any applicable law requiring certain documents to be in writing or signed; provided, however, that nothing in this subsection shall limit a party’s right to contest whether any Loan Document that is the subject of an Electronic Transmission has been altered after transmission or that the Electronic Transmission was delivered to an appropriate  representative of Lender.  Lender and each Borrower Party acknowledge and agree that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and assume and accept such risks.

(g)           Entire Agreement; Change; Discharge; Termination or Waiver.  The Current Loan Documents, as modified by this Modification, contain the entire understanding and agreement of Borrower and Lender in respect of the Loan and supersede all prior representations, warranties, agreements and understandings.  No provision of the Loan Documents may be changed, discharged, supplemented, terminated or waived except in a writing signed by Lender and Borrower.

[SIGNATURE PAGES FOLLOW]

Executed and effective as of the date first set forth above.

LENDER:

GE CAPITAL COMMERCIAL OF UTAH LLC, a Delaware limited liability company

/s/ Michelle Underwood

By:
Printed Name: Michelle Underwood
Its: Authorized Signatory
Date Signed: 8/10, 2011

8377 East Hartford Drive
Suite 200
Scottsdale, AZ 85255
Attention: Collateral Management

With a copy to:
GE Capital Commercial Inc.
6510 Milrock Drive, Suite 200
Salt Lake City, UT 84121
Attention: Chief Financial Officer

BORROWER:

SUMMIT HOTEL OP, LP, a Delaware limited partnership

By:	Summit Hotel GP, LLC, a Delaware limited liability company, its General Partner

By:	Summit Hotel Properties, Inc., a Maryland corporation, its Sole Member

/s/ Christopher Eng

By:
Name: Christopher Eng
Title: Secretary

Address for Notices:

2701 S. Minnesota Avenue, Suite 6
Sioux Falls, SD 57105
Attention: Christopher Eng

PLEDGOR:

SUMMIT HOTEL TRS 022, LLC, a Delaware limited liability company

By:	Summit Hotel TRS, Inc., a Delaware corporation, its sole member

/s/ Christopher Eng

By:
Printed Name: Christopher Eng
Its: Secretary

Address for Notices:

2701 S. Minnesota Avenue, Suite 6
Sioux Falls, SD 57105
Attention: Christopher Eng

EXHIBIT A
LOAN SCHEDULE

EXHIBIT B
DESIGNATED PARTIES AND DESIGNATED PROPERTY

DESIGNATED LOANS

SCHEDULE 1
ADDITIONAL SITES